Exhibit 99.1

Hepion Pharmaceuticals Announces Advancement to Fourth Dose Level in Ongoing Multiple Ascending Dose Clinical Study of CRV431

EDISON, N.J., May 20, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced the advancement to the fourth dose level in its ongoing clinical trial of CRV431, a Phase 1b multiple ascending dose (“MAD”) study.

The open-label MAD study is designed to assess safety, tolerability and pharmacokinetics of CRV431, administered orally to healthy volunteers, once daily for 28 days. To date, the study has examined doses of 75 mg, 150 mg, and 225 mg.

The Clinical Trial Management team has reviewed the 225 mg cohort data and determined this dosing level to be safe and well tolerated, authorizing advancement to the next dosing level of 300 mg daily for 28 days.

“This ongoing MAD study continues to demonstrate CRV431’s safety and tolerability with no indications of any dose-limiting toxicities,” said Dr. Patrick Mayo, Hepion’s Senior Vice-President, Clinical Pharmacology. “An additional dose escalation beyond 300 mg may be warranted to fully characterize CRV431’s safety and maximum tolerated dose, but we will make that determination once the 300 mg cohort has been completed.”

Dr. Stephen Harrison, Hepion’s Consultant Medical Director added, “The drug appears to be very well-tolerated with no meaningful treatment-associated adverse effects. The blood concentrations of CRV431 we have already achieved are above those likely required for efficacy, which bodes well for a potentially positive risk-benefit in NASH patients and is why we are so excited about commencing the Phase 2a study in NASH.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com